Exhibit 10.5

Grant No.:

ROYAL GOLD, INC.

2004 OMNIBUS LONG-TERM INCENTIVE PLAN

PERFORMANCE SHARE AGREEMENT

Royal Gold, Inc., a Delaware corporation (the “Company”), hereby grants performance shares relating to shares of its common stock, $.01 par value (the “Stock”), to the individual named below as the Holder, subject to the vesting conditions set forth in the attachment.  Additional terms and conditions of the grant are set forth in this cover sheet, in the attachment and in the Royal Gold, Inc. 2004 Omnibus Long-Term Incentive Plan (the “Plan”).

Grant Date:

Name of Holder:

Holder’s Social Security Number:

Number of Performance Shares Covered by Grant:

This Performance Share grant is subject to all of the terms and conditions described in this Agreement and in the Plan, a copy of which is available for your review upon request to the Corporate Secretary.  You should carefully review the Plan, and the Plan will control in the event any provision of this Agreement should appear to be inconsistent with the terms of the Plan.

Grantee:
(Signature)

Company:
(Signature)

Title:	President and Chief Executive Officer

Attachment

This is not a stock certificate or a negotiable instrument.

Performance Shares
Transferability

This grant is an award of performance shares in the number of shares set forth on the cover sheet, subject to the vesting conditions described below (the “Performance Shares”). Your Performance Shares may not be transferred, assigned, pledged or hypothecated, whether by operation of law or otherwise, nor may the Performance Shares be made subject to execution, attachment or similar process.

Vesting

The Performance Shares shall vest as follows: One Hundred percent (100%) of the Performance Shares granted hereunder shall vest upon achievement of an increase in adjusted free cash flow per share (“AFCPS”) to $          per basic weighted average share outstanding (“WASO”). For the period ended June 30,            the trailing twelve month AFCPS was $          per WASO. This increase to $          per WASO represents a ten percent compounded annual growth rate (“CAGR”) over the contractual term of the Performance Shares granted hereunder. Vesting may occur upon achievement of twenty five percent increments of the target increase in AFCPS, or upon achievement of trailing twelve month AFCPS of $          per WASO for twenty five percent (25%) vesting, $          per WASO for fifty percent (50%) vesting and $          per WASO for seventy five percent (75%) vesting.

AFCPS is defined as operating income plus production taxes, exploration expenses, depreciation, depletion and amortization, non-cash charges, and any impairment of mining assets, less non-controlling interests in operating income of consolidated subsidiaries, and calculated quarterly on a trailing twelve month basis.

WASO is defined as the weighted average number of shares outstanding over the previous twelve month period, which is reported each fiscal quarter as Basic Weighted Average Shares Outstanding in our Consolidated Statements of Operations and Comprehensive Income.

No additional Performance Shares will vest after your Service has terminated for any reason.

All Performance Shares that have not vested by the fifth anniversary of the Grant Date will be forfeited.

The Compensation, Nominating and Governance Committee has the authority to certify whether the vesting thresholds set forth above have been achieved within the meaning of Treasury Regulations, Section 1.162-27(e)(5). Any such determinations shall be made in the sole discretion of the Compensation, Nominating and Governance Committee. The resulting aggregate number of vested Performance Shares will be rounded down to the nearest whole number of Performance Shares. You may not vest in more than the number of Performance Shares covered by this grant.

Termination without Cause, Good Reason or Non-Renewal of Employment Agreement; Change of Control

Notwithstanding the foregoing vesting rules, if (i) the Company terminates your Service or your Employment Agreement without “Cause” (as defined in your Employment Agreement) during the term of your Employment Agreement, (ii) you terminate your Service or your Employment Agreement for “Good Reason” (as defined in your Employment Agreement) during the term of your Employment Agreement, or (iii) your Service is terminated upon the Company’s election not to renew the term for one of the four successive one-year renewal terms pursuant to Section 2 of your Employment Agreement, and any such termination does not occur within the period beginning ninety (90) days prior to and ending two (2) years after the occurrence of a “Change of Control” (as defined in your Employment Agreement), then, you will be vested as of the date of your termination in all or a portion of the Performance Shares to which you would be entitled based on the Company’s performance through the last day of the Company’s fiscal quarter in which your Service is terminated and determined in accordance with the Company’s practices as in effect at such time. The resulting aggregate number of vested shares will be rounded to the nearest whole number, and you cannot vest in more than the number of shares covered by this grant.

If (i) the Company terminates your Service or your Employment Agreement without “Cause” (as defined in your Employment Agreement) during the term of your Employment Agreement, (ii) you terminate your Service or your Employment Agreement for “Good Reason” (as defined in your Employment Agreement) during the term of your Employment Agreement, or (iii) your Service is terminated upon the Company’s election not to renew the term for one of the four successive one-year renewal terms pursuant to Section 2 of your Employment Agreement, and any such termination occurs within the period beginning ninety (90) days prior to and ending two (2) years after the occurrence of a “Change of Control” (as defined in your Employment Agreement), then, you will be one hundred percent (100%) vested in the Performance Shares as of the date of your termination.

As used herein, the term “Employment Agreement” shall mean that certain Employment Agreement between you and the Company dated , as the same may be amended after the date hereof.

Delivery of Stock Pursuant to Vested Performance Shares

A certificate for all of the shares of Stock represented by the vested Performance Shares (which shares of Stock will be rounded down to the nearest number of whole shares) will be delivered to you on or immediately after you have vested in such Performance Shares provided that, if vesting occurs during a period in which you are (i) subject to a lock-up agreement restricting your ability to sell shares of Stock in the open market, or (ii) restricted from selling shares of Stock in the open market because you are not then eligible to sell under the Company’s insider trading plan or similar plan as then in effect (whether because a trading window is not open or you are otherwise restricted from trading), vesting in such shares of Stock will be delayed until the earlier of (A) the first date on which you are no longer prohibited from selling shares of Stock due to a lock-up agreement or insider trading or similar plan restriction applicable to you or (B) either the date of your involuntary termination of your Service by the Company or a Subsidiary, your death or your Disability (the earlier of the dates in clause (A) and (B) shall be the “Deferred Vesting Date”), and provided, further, that you have been continuously in Service to the Company or a Subsidiary from the Grant Date until the Deferred Vesting Date.

If the Deferred Vesting Date is determined pursuant to clause (B) above, you are prohibited from selling shares of Stock due to a lock-up agreement or insider trading or similar plan restriction applicable to you on the Deferred Vesting Date and you meet the continuous Service requirements, then, to the extent legally permitted under the General Corporation Law of the State of Delaware and other applicable law, you may elect to satisfy any obligations to pay any Federal, state, or local taxes of any kind required by law to be withheld with respect to the vesting of or other lapse of restrictions applicable to such an Award, in whole or in part, (x) by causing the Company or its Affiliate to withhold shares of Stock otherwise issuable to you or (y) by delivering to the Company or its Affiliate shares of Stock already owned by you. The shares of Stock so delivered or withheld shall have an aggregate Fair Market Value equal to such withholding obligations. In no case shall the shares withheld or delivered exceed the minimum required Federal, state, and FICA statutory withholding rates. The Fair Market Value of the shares of Stock used to satisfy such withholding obligation shall be determined by the Company or its Affiliate as of the date that the amount of tax to be withheld is to be determined. If you make an election pursuant to the forgoing sentence, you may satisfy your withholding obligation only with shares of Stock that are not subject to any repurchase, forfeiture, unfulfilled vesting, or other similar requirements.

Forfeiture of Unvested Performance Shares

In the event that your Service terminates for any reason, except as provided above in the section entitled “Termination without Cause, Good Reason or Non-Renewal of Employment Agreement; Change of Control,” or in connection with a Deferred Vesting Date, you will forfeit all of the Performance Shares that have not yet vested.

Withholding Taxes

You agree, as a condition of this grant, that you will make acceptable arrangements to pay any withholding or other taxes that may be due as a result of vesting in Performance Shares or your acquisition of Stock under this grant. In the event that the Company determines that any federal, state, local or foreign tax or withholding payment is required relating to this grant, the Company will have the right to: (i) require such payments from you; (ii) withhold such amounts from other payments due to you from the Company or any Affiliate; or (iii) cause an immediate forfeiture of shares of Stock subject to the Performance Shares granted pursuant to this Agreement in an amount equal to the withholding or other taxes due.

Retention Rights

Neither the Performance Shares nor this Agreement give you the right to be retained by the Company (or any parent, Subsidiaries or Affiliates) in any capacity. The Company (and any parent, Subsidiaries or Affiliates) reserve the right to terminate your Service at any time and for any reason.

Shareholder Rights

You, or your estate or heirs, have no rights as a shareholder of the Company until a certificate for shares of Stock relating to the vested Performance Shares has been issued (or an appropriate book entry has been made). No adjustments are made for dividends or other rights if the applicable record date occurs before your stock certificate is issued (or an appropriate book entry has been made), except as described in the Plan.

Forfeiture of Rights

If you should take actions in competition with the Company, the Company shall have the right to cause a forfeiture of your rights, including, but not limited to: (i) a forfeiture of any outstanding unvested Performance Shares, and (ii) with respect to the period commencing twelve (12) months prior to your termination of Service with the Company (A) a forfeiture of any proceeds received upon a sale of shares acquired by you upon vesting of Performance Shares or (B) a forfeiture of any shares of Stock acquired by you upon vesting of the Performance Shares. Unless otherwise specified in an employment or other agreement between the Company and you, you take actions in competition with the Company if you directly or indirectly, own, manage, operate, join or control, or participate in the ownership, management, operation or control of, or are a proprietor, director, officer, stockholder, member, partner or an employee or agent of, or a consultant to any business, firm, corporation, partnership or other entity that is in the business of creating, financing, acquiring, investing in and managing precious metal royalties, precious metal streams and similar interests. Under the prior sentence, ownership of less than 1% of the securities of a public company shall not be treated as an action in competition with the Company.

Adjustments

In the event of a stock split, a stock dividend or a similar change in the Stock, the number of Performance Shares covered by this grant shall be adjusted (and rounded down to the nearest whole number) if required pursuant to the Plan. Performance Shares shall be subject to the terms of the agreement of merger, liquidation or reorganization in the event the Company is subject to such corporate activity.

Applicable Law

This Agreement will be interpreted and enforced under the laws of the State of Delaware, other than any conflicts or choice of law, rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

Consent to Electronic
Delivery

The Company may choose to deliver certain statutory materials relating to the Plan in electronic form. By accepting this grant you agree that the Company may deliver the Plan prospectus and the Company’s annual report to you in an electronic format. If at any time you would prefer to receive paper copies of these documents, as you are entitled to, the Company would be pleased to provide copies. Please contact the Secretary at (303) 573-1660 to request paper copies of these documents.

The Plan	The text of the Plan is incorporated in this Agreement by reference. Certain capitalized terms used in this Agreement are defined in the Plan, and have the meaning set forth in the Plan.

This Agreement and the Plan constitute the entire understanding between you and the Company regarding the Performance Shares. Any prior agreements, commitments or negotiations concerning the Performance Shares are superseded.

Stock Ownership
Requirements

You are required to continue to hold an aggregate of fifty percent (50%) of the shares of Stock acquired by you pursuant to this Performance Share grant together with all other shares of Stock acquired by you pursuant to any other performance share grant made under the Plan (such 50% to be determined after reducing the shares of Stock covered by this grant and all other performance share grants made to you under the Plan by the number shares of Stock equal in value to the amount required to be withheld to pay taxes in connection with this grant and such other performance share grants) until the number of shares of Stock owned by you equals or exceeds                     . If the number of shares of Stock owned by you exceeds         , you may dispose of the shares of Stock acquired pursuant to this Performance Share grant as long as you continue to own at least            shares of Stock after the disposition.

By signing the cover sheet of this Agreement, you acknowledge that you have received, read and understand the Plan and this Agreement, and agree to abide by and be bound by their terms and conditions.